Palayan Resources, Inc. 8-K

Exhibit 10.05

JOINT VENTURE AGREEMENT
by and between
Provenance Gold Corp.
and
Palayan Resources Inc.
Dated as of January 8, 2021

THIS JOINT VENTURE AGREEMENT ("Agreement") is entered into this 8th day of January 2021 (the “Effective Date”) by and between Provenance Gold Corporation, a Canadian publicly traded corporation (“PAU”) and Palayan Resources Inc. a U.S. publicly traded Nevada corporation (“PLYN”). PAU and PLYN hereinafter collectively and jointly referred to as “Joint Venturers” or “Parties” and individually as “Party” ; for the following purposes:

RECITALS

WHEREAS, on December 4, 2020 the Joint Venturers entered into an LOI (“LOI”) for the formation of a Joint Venture (“JV”, or “Venture”); and

WHEREAS, the purpose of the JV is to fund and develop on a joint ownership basis (set forth herein below) the Silver Bow and Blue Horse Projects (collectively, the “Project”) further described herein below; and

WHEREAS, the Parties desire to form the JV by execution of this Agreement for the purposes provided and fix and define their respective responsibilities, interests, and liabilities in connection with the Project; and

NOW, THEREFORE, in consideration of the mutual promises and representations and subject to the terms and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS

“Administrative Venturer” shall mean PLYN

“Agreement” has the meaning set forth in the preamble.

“Business” has the meaning set forth in the preamble.

“Closing Date” means the date of this Agreement unless the parties agree otherwise.

“Governmental Authority” means any government or political subdivision or regulatory body, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator.

“Indemnified Person” means any person entitled to be indemnified under Section 15.

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“Indemnifying Person” means any person obligated to indemnify another person Under Section 15.

“Law” means any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.

“Lien” means any mortgage, lien, pledge, encumbrance, security interest, claim, charge, and/or defect in title or other restriction.

“LOI” means the Letter of Intent entered into by the Parties on or about December 4, 2020.

“Net Revenues” shall be defined as any and all revenues of the Joint Venture Company, less any Operating costs.

“Operating Costs” shall mean all costs and expenses associated with the operations and administration of the Joint Venture Company.

“Operational Venturer” shall mean PAU

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“PAU” has the meaning set forth in the preamble.

“PLYN” has the meaning set forth in the preamble.

"Percentage of Participation" shall refer to that figure set forth below.

“Permit” means any permit, license, approval, consent, or authorization issued by a Governmental Authority.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

“Phase 1 Program” means the work and operations to be performed as set forth in Exhibit A.

“Phase 1 Estimate” means the cost estimate for completion of the Phase 1 Program, as set forth in Exhibit A.

“Policy Committee” shall mean a committee consisting of one representative each from PAU and PLYN to resolve day-to-day operational and administrative issues with the Project.

“Proceeding” means any complaint, action, lawsuit, hearing, investigation, charge, audit, claim or demand.

“ProGold” shall mean Provenance Gold Corporation USA, a wholly owned subsidiary of PAU.

"Project" shall mean the Silver Bow and Blue Horse Projects in Nye County, Nevada, USA.

“Recitals” the above Recitals are hereby incorporated by reference as though fully set forth herein.

“Tax Venturer” shall mean PLYN.

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“Third-Party Action” means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

“Underlying Lease” means the mining lease entered into by ProGold, with Thomas Perkins, Trustee of The Thomas E Perkins 2000 Trust, the Estate of Ruth Ann McNeilly, and the Estate of Randall Clark Dugan.

“Underlying Option” means the property option agreement entered into by PAU with Donald Jennings and Boies Hall.

"Venturers" shall mean PAU and PLYN, and any successor(s) as may be designated and admitted to the Venture.

2.	FORMATION OF JOINT VENTURE COMPANY.

(a)	The Venturers do hereby form a joint venture pursuant to the laws of the State of Nevada in order for the Venture to carry on the purposes for which provision is made herein.

(b)	The JV shall be carried out through a newly established corporation (“Newco”), or such other structure as may be agreed by the Venturers.

(c)	The Venturers shall execute such certificates or other documents as may be required, if any, by the laws of the State of Nevada or of any other state in order for the Venture to operate its business and shall do all other acts and things requisite for the continuation of the Venture as a joint venture pursuant to applicable law.

(d)	NAME. The Name and style under which the Venture shall be conducted is: “Silver Bow JV”.

(e)	PRINCIPAL PLACE OF BUSINESS. The Venture shall maintain its principal place of business at: 9310 Matterhorn Drive, Reno, Nevada, USA 89506. The Venture may re-locate its office from time to time or have additional offices as the Venturers may determine.

(f)	CORPORATE GOVERANCE. The Parties agree that Newco shall have no more than a Five (5) person Board of Directors. Further, within three (3) days after the completion of the minimum payment of $225,000 USD in Section 4(d), two persons nominated by PLYN shall be appointed to the Board of Newco. Said PLYN Board representatives shall not be removed from the Board without the written consent of PLYN.

3.	PURPOSE OF THE JOINT VENTURE.

The purpose of the Venture shall be the development of the Project, which consists of a series of one-hundred-and-two (102) lode mineral claims (collectively, the "Silver Bow Claims") and one (1) patented mining claim (the "Blue Horse Claim"), all of whi.ch are located in Nye County, in the State of Nevada. The Project has already had preliminary work done which, in turn, has led to the planned Phase I exploration program to be completed by the Joint Venture (the "Phase 1 Program"). PAU controls the rights to acquire the Silver Bow Claims, subject to a two percent (2.0%) net smelter returns royalty, pursuant to a property option agreement (the "Underlying Option") entered into with Donald Jennings and Boies Hall. PAU controls the Blue Horse Claim, subject to a one percent (1.0%) net smelter returns royalty, pursuant to a mining lease (the "Underlying Lease") entered into by its wholly-owned subsidiary, Provenance Gold USA, with Thomas Perkins, Trustee of The Thomas E Perkins 2000 Trust, the Estate of Ruth Ann McNeilly, and the Estate of Randall Clark Dugan.

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4.	CONTRIBUTIONS OF JOINT VENTURE PARTNERS and CONTINGENCY.

(a)	PAU shall contribute its interest in the Project; all Project Plans and entitlements, claims, leases, and options; and its full-time expertise in the mining operations of the Venture.

(b)	PLYN shall contribute the following upon the entering into of this Agreement:

i.	On or before January 29, 2021, a cash payment of $100,000 USD to Newco, of which $60,000 USD shall be used at the discretion of NEWCO. and $40,000 USD shall be applied towards the Phase 1 Program :and

ii.	On or before February 12, 2021, a cash payment of $50,000 USD to Newco to be applied towards the Phase 1 Program to be completed by Newco on the Project;

iii.	On or before February 26, 2021, a cash payment of $125,000 USD to Newco to be applied towards the Phase 1 Program to be completed by Newco on the Project;

iv.	On or before March 12, 2021, a cash payment of a further deposit of $125,000 USD to Newco to be applied towards the Phase 1 Program to be completed by Newco on the Project; and

v.	Up to an additional maximum of $50,000.00 USD on no less than ten (10) days written notice by PAU; which additional funds shall be deposited into Newco and used directly for any overage in the Phase 1 Program from the original estimated budget as set forth in the Phase 1 Estimate. It is agreed and understood that such written notice for additional funds cannot be submitted prior to February 15, 2021. In the event of this additional contribution, PLYN shall not receive any additional interest in the JV.

vi.	Upon completion of the Phase 1 Program, and in any case no later than June 30, 2021, Newco will engage a geologist competent to perform a 43-101 geological survey report in respect of the Project, in the form prescribed by National Instrument 43-101, and deliver same to the Board of Directors.

(c)	In the event PLYN fails or refuses to complete the required payments set forth hereinabove, within the time periods prescribed above, the JV shall cease and PLYN ownership in the JV shall be reduced by the amount invested as a pro rata share based on the initial ownership to be awarded (this represents a Ratio of 0.00025% per each USD dollar invested x 49.5%.), Example – (150,000/400,000)*49.5=18.56%. PLYN will retain the ownership percentage until such time as PAU contributes further funds to the Project, at which point the PLYN interest will be diluted.

(d)	In the event Palayan invests a minimum of $225,000, then Palayan will have met the minimum requirement to be a JV venturer at the pro rata share commensurate with the amount invested pursuant to the calculation used in 4(c).

(e)	Except as otherwise required by law or this Agreement, the Venturers shall not be required to make any further capital contributions to the Venture.

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5.	PERCENTAGE OF OWNERSHIP

5.1	Following completion of the payments prescribed by Section 4(b), the Venturers shall initially each own the following percentage in the Venture:

(a)	PLYN 49.5% - subject to the contributions in Section 4.(b)(c)(d)
(b)	PAU 50.5%

5.2	The interest of each Venturer in any Net Revenues and their respective shares in any losses and/or liabilities that may result from the Venture and their interests in all property and equipment acquired and all money received in connection with the performance of the Project shall be as follows:

(a)	PLYN 49.5% - subject to the contributions in Section 4.(b)(c)(d)
(b)	PAU 50.5%

5.3	During such time as the Venture remains in effect, the board of directors of the Venture will, from-to-time, develop a budget for the advancement of the Project and will provide such budget to the Parties. Following receipt of such a budget, each of the Venturers will have a period of thirty (30) days to elect to fund their pro rata interest in the budget. In the event any Venturer elects not to advance the required funds, the other Venturer may fund the budget following which their proportionate interest in the Venture will be increased correspondingly. Additionally, if either Party’s diluted interest drops below ten percent (10%), then the minority interest may be purchased at fair market value with the mutual consent of all Parties.

5.4	The Venturers will be jointly responsible for all obligations and payments due and owing by PAU and Newco pursuant to the Underlying Option and the Underlying Lease, based on their percentage interests in the Venture.

5.5	The Venturers agree to indemnify each other and to hold the other harmless from, any and all losses of the Joint Venture that are in excess of such other Venturer's Percentage of Participation. Provided that the provisions of this subsection shall be limited to losses that are directly connected with or arise out of the performance of the Project and shall not be relate to or include any incidental, indirect or consequential losses that may be sustained or suffered by a Party.

6.	OPERATIONAL MANAGEMENT.

6.1	The mining operations and management of the Joint Venture shall be conducted by Newco utilizing PAU’s and PLYN’s management and consultants.

7.	DELEGATION OF AUTHORITY.

7.1   The Venturers agree to a split of authority between themselves as follows:

7.1.1	The management of the Venture shall be responsible for the planning, budgeting, and mining operations of the joint venture operations of the Project and PLYN shall be the Administrative Venturer, reporting to the Board of Directors.

7.1.2	The Parties shall set up a Policy Committee to handle day-to-day operational and administrative issues that may arise from time to time.

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7.1.3	Newco shall be responsible for mining operations.

7.1.4	Both Parties shall assist with the equity and debt funding.

8.	JOINT VENTURE BANK ACCOUNTS.

8.1	All Working Capital or other funds received by the Venture in connection with the development of the Project shall be deposited in an account, set up by Newco. Said account shall be kept separate and apart from any other accounts of the Venturers.

8.2	Withdrawal of funds from the NEWCO Joint Venture account may be made in such amount and by such persons as authorized by Venturers; but in no event shall an amount of $25,000 USD in the aggregate for any one obligation be withdrawn from the Account without the approval of the board of directors of the Venture.

9.	ACCOUNTING AND AUDITING.

9.1	Separate books of accounts shall be kept by PLYN, the Administrative Venturer of the transactions of the Venture. Any Venturer may inspect such books upon reasonable notice and at any reasonable time.

9.2	Periodic audits may be made upon said books at such time as authorized by the Policy Committee by persons designated by the same and copies of said audit shall be furnished to all Venturers.

9.3	Upon completion of the Project, a final audit shall be made and copies of such audit shall be furnished to each of the parties.

9.4	It is understood and agreed that the method of accounting used by the Administrative Venturer and for state and federal income tax purposes shall be the Accrual- based method and that the accounting year shall be the calendar year.

9.5	The Administrative Venturer shall be reimbursed for any out-of-pocket costs incurred in connection with the performance of its administrative duties.

10.	GOVERNANCE OF JOINT VENTURE COMPANY.

10.1	Board of Directors. The Parties agree that the Board of Directors shall initially be comprised of five persons, two designated by PAU, two designated by PLYN, and one designated by mutual agreement of PAU and PLYN, subject to the contributions in Section 4; provided however, in the event PLYN contributes the minimum $225,000 USD in Section 4(d) then in that event PLYN shall be entitled to the Board seats specified in this Section 10.1.

10.2	Officers. The officers of the Joint Venture shall be the persons from time to time designated by mutual agreement of PLYN and PAU, subject to the contributions in Section 4. with the initial officers being as follows:

President: TBD by mutual agreement

Vice President: TBD by mutual agreement

Treasurer: TBD by mutual agreement

Secretary: TBD by mutual agreement

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10.3	Major Decisions. No Major Decisions (as defined below) shall be taken unless such Major Decisions are first approved by the Parties. For purposes of this Agreement, Major Decisions means the following: (a) Any equity financing of the Joint Venture Company; (ii) Amending its Articles of Incorporation or Bylaws; (iii) Changing the size of the Board of Directors; (iv) granting any encumbrance, lien, pledge or security interest in the assets of the Joint Venture Company; (v) borrowing of money in excess of $50,000; (vi) lending or granting any credit or making any advance to any person otherwise than in the ordinary course of business of the Joint Venture Company; (vii) removing any director appointed by the Parties (other than for cause);or (viii) holding any meeting of the shareholders, unless each of the Parties is present, whether in person or by proxy; (ix) making any payment (by check, wire transfer or otherwise) in excess of $25,000 to any person; or (x) appointing or dismissing any Officer of the Joint Venture Company.

10.4. Capital Stock. Other than the common equity ownership issued to the Parties pursuant to this Agreement, there shall be no other capital stock, shares, bonds, options, rights, or derivatives authorized or issued in or for NewCo without the written consent of PLYN or PAU.

11.	MUTUAL RIGHT OF PARTICIPATION

11.1	PAU and NewCo hereby agree that PLYN shall have the right of first refusal to invest in any offering of securities of PAU or NewCo, for the purpose of acquisition or exploration of mineral properties on the terms and conditions specified by the proposed offering of PAU or NewCo. PAU and/or NewCo each agrees to notify PLYN in writing if PAU and/or NewCo intend to raise capital for the specific purpose of acquisition or exploration of a mining property, which notice shall include a description of the property and the terms and conditions of the proposed securities offering. If PLYN does not agree within five (5) business days to invest in the proposed offering of securities, then PAU and/or NewCo may proceed with the subject offering without further obligation to PLYN.

12.	REPRESENTATIONS AND WARRANTIES OF PAU

12.1	PAU hereby represents and warrants to PLYN as follows:

12.1.1	Existence and Good Standing. PAU is a Canada corporation, duly formed, validly existing and in good standing under the laws of the state of Canada.

12.1.2	Execution, Delivery and Performance of Agreement. PAU has the power and authority to execute, deliver and perform fully its obligations under this Agreement.

12.1.3	Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of PAU and constitute the valid and legally binding obligations of PAU enforceable against it in accordance with its terms.

12.1.4	No Conflict. Neither the execution of this Agreement, nor the performance by PAU of its obligations hereunder will violate or conflict with PAU’s entry into or performance under this Agreement or PAU’s organizational documents, or any applicable Law or Order.

12.1.5	Consents. No consent of any third party or Governmental Authority is required in connection with the execution and delivery by PAU of this Agreement and/or the consummation of the transactions contemplated hereby.

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12.1.6	Control of Silver Bow and Blue Horse Claims. PAU has a good and marketable Option Agreement to one-hundred-and-two (102) lode mineral claims (collectively, the "Silver Bow Claims") and one (1) patented mining claim Lease Agreement (the "Blue Horse Claim"), all of which are located in Nye County, in the State of Nevada.

13.	REPRESENTATIONS AND WARRANTIES OF PLYN

13.1	PLYN hereby represents and warrants to PAU as follows:

13.1.1	Existence and Good Standing. PLYN is a Nevada Corporation, duly formed, validly existing and in good standing under the laws of the state of Nevada.

13.1.2	Execution, Delivery and Performance of Agreement. PLYN has the power and authority to execute, deliver and perform fully its obligations under this Agreement.

13.1.3	Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of PLYN and constitute the valid and legally binding obligations of PLYN enforceable against it in accordance with its terms.

13.1.4	No Conflict. Neither the execution of this Agreement, nor the performance by PLYN of its obligations hereunder will violate or conflict with PLYN’s entry into or performance under this Agreement or PLYN’s organizational documents, or any applicable Law or Order.

13.1.5	Consents. No consent of any third party or Governmental Authority is required in connection with the execution and delivery by PLYN of this Agreement and/or the consummation of the transactions contemplated hereby.

14.	COVENANTS AND AGREEMENTS.

14.1	Further Assurances. After the date hereof, at the reasonable request of the other Party, PAU and PLYN shall execute and deliver or cause to be executed and delivered to the other Party such bills of sale (or other instruments) as required by this Agreement, in order to implement the transactions contemplated by this Agreement.

14.2	No other warranties; limitation of liability. Neither Party makes any representations nor warranties, express, implied, or otherwise, except for the representations and warranties set forth in this agreement.

15.   INDEMNIFICATION.

15.1	Survival; Right to Indemnification Not Affected By Knowledge or Materiality.

15.1.1	All representations, warranties, covenants, and obligations in this Agreement, will survive the execution of this Agreement.

15.1.2	The right of the Indemnified Party to indemnification for losses or other remedy based on breach of the representations, warranties, and/or covenants set forth in this Agreement will not be affected by the closing of the transaction contemplated by this Agreement, or any information of which the Indemnified Party may have imputed or constructive knowledge prior to the date of this Agreement, provided that the rights and remedies of the Indemnified Party in respect of any of the foregoing shall not extend to any event or matter which otherwise might have affected such rights and remedies as provided in any specific written waiver or release by the Indemnified Party.

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15.1.3	For the purpose of determining whether there is a claim for losses under this Section and calculation of the amount of such losses, any qualification of any representation or warranty by reference to the materiality of matters stated therein, and any limitations of such representations as being to the knowledge of any person, or words to similar effect, shall be disregarded.

15.2	Indemnification

15.2.1	Subject to the limitations in Section 15.3 below, and in consideration of the agreements contained herein, each Party shall defend, indemnify and hold the other Party harmless from and against any losses, liabilities or expenses, including reasonable attorney’s fees, directly incurred by it resulting from any Third-Party Action that is instituted against it, resulting from or arising out of any breach of any of the representations or warranties made by such Party to the other Party in or pursuant to this Agreement.

15.3	Limitations on Indemnification.

15.3.1	The right to indemnification under Section 15.2 is subject to the following limitations:

15.3.1.1	Neither Party shall have any liability under Section 15.2 unless the other Party gives prompt written notice to the Indemnifying Party asserting a claim for losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of a period of three (3) years after the date hereof for all claims of any type or nature whatsoever.

15.4	Defense of Third-Party Actions.

15.4.1	Promptly after receipt of notice of any Third-Party Action, any person who believes he, she or it may be an Indemnified Person will give prompt written notice to the potential Indemnifying Person of such action.

15.4.2	Upon receipt of a written notice of a Third-Party Action, the Indemnifying Person shall control the defense and settlement of such Third-Party Action. The Indemnified Person shall render all assistance as shall be reasonable and shall have the right to participate in and appoint its own counsel (at its own cost) and be present at the defense of such Third-Party Action, but not to control the defense, negotiation, or settlement thereof, which control shall remain with the Indemnifying Person.

16.	Payment of Indemnification.

Subject to Section 15 above, claims for indemnification under this Section 16 shall be paid or otherwise satisfied by Indemnifying Persons within thirty (30) days after receipt of written notice thereof given by the Indemnified Person in writing.

17.	REMEDIES

17.1	Survival. The provisions contained in Sections 15, 16, 18.4, 18.5, 18.6, Exhibit B, f. g and i. shall survive any termination of this Agreement.

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18.	MISCELLANEOUS

18.1	Project Estimate. The Phase 1 Estimate is attached hereto and made a part hereof as Exhibit A.

18.2	Standard Terms and Conditions. The Parties agree that Exhibit B attached hereto on Standard Terms and Conditions is deemed part of this Agreement for all purposes as though fully set forth herein. Further, the Parties agree and acknowledge that any other Exhibits or Schedules that are made a part of this Agreement or provided in connections with this Agreement are deemed to be a part of this Agreement for all purposes.

18.3	Counterparts and eSign. This Agreement may be executed via electronic signature or via facsimile and in counterparts, each of which is deemed an original, and any Party hereto may execute any such counterpart, all of which, when taken together, constitute one and the same instrument. Further, said adopted electronic or digital signatures and initials shall in all respects be considered binding upon the Parties, in accordance with United States law and regulations, including the Uniform Electronic Transactions Act (UETA) and the Uniform Signatures in Global and National Commerce Act (E-SIGN).

18.4	Confidentiality. Each Party will keep confidential, not disclose and not use for its own benefit (and will cause its subsidiaries, employees, officers and directors to keep confidential, not disclose, and not use for their own benefit) any information, whether written, oral or in electronic format and whether or not identified as “confidential” at the time of its disclosure, obtained with respect to the other Party or its subsidiaries, employees, officers and directors as a result of the transaction contemplated hereby or either Party’s due diligence process in connection herewith (“Confidential Information”). The obligation set forth in the preceding sentence will not apply to Confidential Information which (a) is in the public domain on the date hereof, (ii) enters the public domain after the date hereof (other than by reason of the breach of any confidentiality obligation), (iii) was known to the receiving Party prior to receipt from the disclosing Party, (iv) is independently developed by the receiving Party after the date hereof, (v) is disclosed to the receiving Party by a third-party not in violation of the proprietary or other rights of the other Party or (vi) is disclosed pursuant to a requirement of law or judicial process.

18.5	Expenses. Each of the parties hereto shall bear its respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby of the legal fees incurred in connection with (i) drafting this Agreement, (ii) forming and authorizing the Joint Venture Company to transact business as a foreign corporation, if required and (iii) Regulation D compliance in connection with the Joint Venture Company’s sale of securities to PAU and PLYN. Any additional costs such as SEC filing fees, etc. with respect to either PAU or PLYN shall be borne by the respective Parties.

18.6	No Assignment. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the other Party hereto.

18.7	Retention of Final Records. Accounting and other administrative records including the final original records of the Joint Venture and any other records relating to the Joint Venture shall be retained at the office of PLYN upon completion of the Project(s) performed by the Joint Venture.

SIGNATURE PAGE FOLLOWS

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SIGNATURE PAGE

Dated this 8th day of January 2021.

JOINT VENTURER:
Palayan Resources Inc.

By: James E. Jenkins, Its CEO

JOINT VENTURER:
Provenance Gold Corporation and
Provence Gold Corporation USA,
a Wholly owned subsidiary of Provenance Gold Corporation.

By: Rauno Perttu, Its CEO

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EXHIBIT A

PHASE I ESTIMATE

(All amounts in USD)

Drill Budget for Initial Blue Horse Drilling in $USD – Major Expenses

Shaft fencing, road repair, pad construction		$30,000
Drilling 8,000 (20 holes) at $32/foot		$256,000
Initial assaying 1,600 samples at $30/sample		$48,000
Follow-up metallurgy sampling		$5,000
Geologist, assistant 25 days - ($1,000 per day)		$25,000
Food, lodging – 25 days - ($200 per day)		$5,000
Travel		$6,000
	Total	$375,000

OPTIONAL PROJECT

The flow dome drilling can start in early March, after permitting and when snow is not an issue.  Here is a short cost summary below for the first testing of the domes:  (this is optional and in another area of the Silver Bow property as discussed today but has a good chance for high grade intercepts, similar to goldfields and Tonopah mines).

Permitting, bonding		$30,000
Road Construction		$10,000
Drilling 7,000 (12 holes) at $35/foot		$245,000
Assaying 1,400 samples at $30/sample		$42,000
Geologist, assistant 25 days - ($1,000 per day)		$25,000
Food, lodging – 25 days - ($200 per day)		$5,000
Travel		$6,000
	Total	$363,000

Notes:

*difference in footage cost is water haul

**Geologist stays same because he must be there for road construction

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EXHIBIT B

STANDARD TERMS and CONDITIONS

And MANDATORY ARBITRATION

a.	Time. Time is of the essence in this Agreement and the transactions contemplated by it.

b.	Good faith and Fair dealing. The Parties agree this Agreement imposes an implied duty of good faith and fair dealing on all the respective obligations of the Parties.

c.	Fair meaning. This Agreement shall be construed in accordance with its fair meaning and not for or against either Party on account of which Party drafted this Agreement.

d.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto relating to the subject matter hereof, and supersedes and replaces all prior writings, discussions and rights relating thereto; and no obligation of any kind relating thereto is assumed by or implied against either Party hereto except for those obligations expressly stated herein and those imposed by common law. This Agreement may only be amended by a written instrument signed by the Parties hereto.

e.	No Representations. No Party to this Agreement has made any representation that is not contained herein. If such a representation has been made, is made, or is alleged to have been made, all Parties hereby expressly disclaim any reliance upon any representation not contained in this Agreement, regardless of whether such representation is or was made (or alleged to have been made) before or after this Agreement was executed.

f.	Governing Law, Exclusive Jurisdiction and Waiver of Jury Trial. The laws of State of Nevada shall govern all issues concerning the relative rights of the Parties, without giving effect to any choice of law or conflict of law provision or rule or treaty that would cause the application of the laws of any jurisdictions other than the State of Nevada. Subject to the Mandatory Arbitration clause herein each Party hereby irrevocably submits to the exclusive jurisdiction of the Courts and Arbitrators sitting in the County of Clark, State of Nevada, and hereby irrevocably waives, and agrees not to assert in any arbitration, suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Court(s) or Arbitrators, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action, arbitration, or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein (or in any Treaty or Treaty Obligations) shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

g.	Mandatory Binding Arbitration. Any and all disputes, controversies or claims, including any and all disputes, controversies, and claims between the Parties before, during and after the Closing of this Agreement; or arising out of or relating to this Agreement, or the making, performance, or interpretation thereof, including the issues of fraud, and misrepresentation shall be fully and finally settled by mandatory binding arbitration in accordance with the Commercial Rules of the American Arbitration Association, then existing. The arbitration shall take place in County of Clark, State of Nevada. This mandatory obligation to arbitrate shall survive the Closing of this Agreement. The obligation of the Parties to submit to binding arbitration is their sole and exclusive remedy at law or equity and this obligation shall survive Closing and or the termination of this Agreement.

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h.	Attorney’s Fees and Costs. If legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default, or misrepresentation, in connection with any of the provisions of this Agreement, the successful or Predominately Prevailing Party or Parties shall be entitled to recover reasonable attorney's fees and other costs incurred, including expert witness fees, in that action or proceeding, in addition to any other relief to which it or they may be entitled.

i.	Notices. All Notices and other communications related to this Agreement shall be in writing (each a “Written Notice” or “Notice”) and transmitted or delivered to the applicable address noted below. Notices may be sent by (i) email with an electronic return receipt and electronic delivery notice., (ii) first class mail, postage prepaid, or (iii) Federal Express or other reputable overnight delivery service (for delivery the next business day).

PLYN	Palayan Resources Inc.
c/o James Jenkins
850 Teague Trail, #580
Lady Lake, FL 32159
jjenkins@palayanresourcesinc.com

With a copy to:	Giannetto Law
c/o Charles Giannetto, Esq.
8815 Conroy Windermere RD., #104
Windermere, FL 32835
P/F 321 2893 049
charlie@giannettolaw.com

PAU/ProGold:	Provenance Gold Corp.
ATTN: Rauno Perttu
Suite 2200, HSBC Building, 885 West Georgia St.
Vancouver, BC V6C 3E8 Canada
rkperttu@gmail.com

With a copy to:	Sam Cole, Esquire
Cassels Brock & Blackwell LLP
Suite 2200, HSBC Building, 885 West Georgia St.
Vancouver, BC V6C 3E8 Canada
scole@cassels.com

j.	Severability. In the event of the invalidity or unenforceability of any one or more of the provisions of this Agreement, such illegal or unenforceable provisions shall be severed and shall not affect the validity or enforceability of the other provisions hereof, and such other provisions shall be deemed to remain in full force and effect.

k.	Further Assurance. The Parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

l.	Legal Representation. Each Party has been represented by independent legal counsel in connection with this Agreement, or each has had the opportunity to obtain independent legal counsel and has waived such right.

m.	Ability to Enter into Agreement. The Parties represent that they are legally able to enter into this Agreement and no legal or judicial impediment exists including but not limited to regulatory constraints or court orders. The Parties represent that their respective corporations or companies or the business entity doing business hereunder is in good standing with the state of incorporation or formation; and their respective companies or corporations have duly authorized this Agreement.

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